UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 13, 2013

Fusion-io, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35188	20-4232255
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84121

(Address of principal executive offices) (Zip code)

(801) 424-5500

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 13, 2013, Fusion-io, Inc., a Delaware corporation (the “Company”), entered into a credit agreement by and among the Company, the lenders from time to time party thereto, and Silicon Valley Bank, as administrative agent.

The credit agreement provides for a $25.0 million unsecured revolving credit facility, with a $25.0 million letter of credit subfacility. The credit agreement contains an increase option permitting the Company, subject to certain requirements, to arrange with existing lenders and/or new lenders to provide up to an aggregate of $75.0 million in additional commitments. Loan proceeds may be used for general corporate purposes, and the Company may prepay loans under the credit agreement in whole or in part at any time without premium or penalty. As of September 13, 2013, the Company had no outstanding revolving loans under the credit agreement and undrawn letters of credit in an aggregate principal amount of $3.2 million under the credit agreement.

The loans bear interest, at the Company’s option, at (i) a base rate determined in accordance with the credit agreement, minus 0.75%, or (ii) a LIBOR rate determined in accordance with the credit agreement, plus 1.25%. The base rate means the highest of (i) the prime rate published by the Wall Street Journal and (ii) the federal funds rate plus a margin equal to 0.50%. Interest is due and payable in arrears monthly for base rate loans and at the end of an interest period (or at each three month interval in the case of loans with interest periods greater than three months) for LIBOR rate loans. Principal, together with all accrued and unpaid interest, is due and payable on September 13, 2016. The Company is also obligated to pay other customary closing fees, commitment fees and letter of credit fees for a facility of this size and type.

All of the Company’s future material domestic subsidiaries are required to guaranty its obligations under the credit agreement. In addition, the credit agreement provides that the Company must maintain compliance with a consolidated ratio of current assets to current liabilities and a minimum consolidated tangible net worth covenant, each as determined in accordance with the credit agreement.

The credit agreement contains customary affirmative and negative covenants, including, among others, covenants limiting the ability of the Company and its subsidiaries to incur indebtedness, grant liens, merge or consolidate, dispose of assets, make certain restricted payments, make investments, make acquisitions, enter into transactions with affiliates, enter into sale leaseback transactions and enter into restrictive agreements, in each case subject to customary exceptions.

Upon an event of default, the lenders may declare the outstanding obligations payable by the Company to be immediately due and payable and exercise other rights and remedies provided for under the credit facility. The events of default under the credit agreement include, among others, payment defaults, covenant defaults, inaccuracy of representations and warranties, cross-defaults to other material indebtedness, bankruptcy and insolvency defaults, ERISA defaults, judgment defaults, a change of control default and a material adverse effect default. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the credit agreement at a per annum rate of interest equal to 2.00% above the applicable interest rate.

Certain of the lenders under the credit agreement and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing description of the credit agreement is qualified in its entirety by reference to the full text of the credit agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of September 13, 2013, by and among Fusion-io, Inc., the lenders from time to time party thereto and Silicon Valley Bank, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSION-IO, INC.

Date: September 13, 2013	By:	/s/ Shawn J. Lindquist
	Name:	Shawn J. Lindquist
	Title:	Chief Legal Officer,
Executive Vice President and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of September 13, 2013, by and among Fusion-io, Inc., the lenders from time to time party thereto and Silicon Valley Bank, as administrative agent.